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                                                                    Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended March 31, 2002

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC ("the Earthco plants") for the quarter ending March 31, 2002.

                                    Overview
                                    --------

There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments on the contingent value obligations will not be made until tax audit matters are resolved. Based on past tax audit experience, it is anticipated that payments will not begin any sooner than six years after the first operation year for which the net after-tax cash flow generated by the Earthco plants exceeds $80 million.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other non-cash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information.

                              Results of Operations
                              ---------------------

The estimated net after-tax cash flow deficits for the quarter for each of the Earthco plants are as follows:

                           1/st/ Quarter
                           -------------
Solid Energy LLC           $(21.9) million
Ceredo Synfuel LLC         $(7.2) million
Solid Fuel LLC             $(8.3) million
Sandy River Synfuel LLC    $(6.9) million

An estimated $71.9 million in synthetic fuel tax credits were generated, but not realized nor included in the net after-tax cash flow amounts for the quarter ended March 31, 2002.

                              Material Developments
                              ---------------------

There have been no adjustments or relevant tax proceedings for the above period. During 2001, the Internal Revenue Service (IRS) released Revenue Procedure 2001-30 and Revenue Procedure 2001-34 that outline the conditions that must be met to receive a Private Letter Ruling (PLR) for Section 29 tax credits from the IRS. PLRs represent advance rulings from the IRS applying its interpretation of the tax law to an entity's facts for Section 29 credits. In December 2001 and January 2002, favorable PLRs were received for all four Earthco plants. In management's opinion, Progress Energy is complying with all the necessary requirements to be allowed such credits in accordance with the PLRs, but the allowability of the credits remains subject to review upon examination by the IRS.

Supplemental Information:

Where can I find a current market value of the CVO?

CVOs are traded on the Over The Counter "pink sheets." You will need to contact your broker to obtain a value or you may go on the Internet and visit the following web site: www.pinksheets.com. Click on the "symbol lookup" and type "Progress Energy" in the "Search for a security" site, click "go" then click on "quote" to obtain the latest quote.

How can I purchase or sell CVOs?

You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?

For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents, which is the fair market value of the CVOs on the date of the share exchange. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?

Mellon Investor Services is the Securities Registrar and Transfer Agent. The address is:
Mellon Investor Services
P.O. Box 3338
South Hackensack, NJ 07606-1938
Call toll free 1 877-711-4092